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                    [Letterhead of Bernstein & Wasserman]

                                                              May 2, 1997



Computer Marketplace, Inc.
1490 Railroad Street
Corona, California 91720

Ladies and Gentlemen:

         We have acted as counsel for Computer Marketplace, Inc., a Delaware company ("Company"), in connection with a Registration Statement on Form SB-2 ("Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering, the offering of shares of Common Stock, par value $.0001 ("Common Stock"), and Class D Redeemable Common Stock Purchase Warrants (the "Class D Warrants"). The prospectus included in the Registration Statement covers (i) the resale of 9,000,000 Class D Warrants being offered by certain selling securityholders ("Warrantholders"), (ii) the issuance by the Company of 1,500,000 shares of Common Stock upon the exercise of the Class D Warrants by other than the Warrantholders, (iii) the resale of 1,000,000 shares of Common Stock issuable to Victoria Holdings, Inc., a consultant to the Company, upon the exercise of an option held thereby, and (iv) the resale of 1,000,000 shares of Common Stock issuable to certain employees, directors and consultants of the Company upon the exercise of options held thereby.

         In that connection, we have examined the Certificate of Incorporation, as amended, and the Amended and Restated By-Laws of the Company, the Registration Statement and the Prospectus contained therein, the Consulting Agreement, the Class D Warrant Agreement, the Class D Warrant Certificate, corporate proceedings of the Company relating to the issuance of the Class D Warrants and the Common Stock underlying such warrants, and such other instruments and documents as we have deemed relevant under the circumstances.


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         In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records of the Company include all corporate proceedings taken by the Company to date.

         Based upon and subject to the foregoing, we are of the opinion that the Class D Warrants being offered by the Warrantholders have been duly and validly authorized and issued, fully paid and nonassessable and when sold in accordance with the registration statement will continue to be duly and validly authorized and issued, fully paid and nonassessable. The shares of Common Stock issuable upon (i) the exercise of the Class D Warrants (ii) the exercise of options held

Victoria Holdings, Inc. and (iii) the exercise of options held by certain employees, directors and consultants to the Company have been duly authorized and reserved for issuance and when issued in accordance with the terms of the
(i) the Class D Warrants, (ii) the options held by Victoria Holdings, Inc. and
(iii) the options held by certain employees, directors and consultants to the Company, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as herein set forth as an exhibit to the Registration Statement.


                                         Very truly yours,



                                         BERNSTEIN & WASSERMAN, LLP